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                   SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

                 ADDITIONAL PROTECTION BENEFIT RIDER (APB RIDER)

 This rider is scheduled in Section 1 of this Policy as a supplemental benefit. It is part of, and subject to the other terms and conditions of this Policy. If this rider is added after this Policy is in force, its effective date will be stated in the form which adds it to this Policy.

BENEFIT. If the death of the Insured occurs while this rider is in force, the amount of added insurance provided by this rider (the APB Death Benefit) will be due. We will make payment when We receive Due Proof of that death.

MONTHLY RIDER COST. The Monthly Rider Cost for this rider is part of the Monthly Cost of Insurance described in the Account Value section of this Policy. The Monthly Rider Cost of Insurance Rate is based on the Sex (Non-unisex Policy), Issue Age, Class and table rating, if any, of the Insured and on the length of time this Policy has been in force. The Monthly Rider Cost of Insurance Rates will be determined by Us from time to time based on Our expectations of future interest, mortality experience, persistency, expenses and taxes. However, the Monthly Rider Cost of Insurance Rates will not be greater than the rates shown in Section 2a of this Policy.

The Monthly Rider Cost equals the Monthly Rider Cost of Insurance Rate multiplied by the amount of the APB Death Benefit divided by 1000.

APB DEATH BENEFIT. The APB Death Benefit for any Policy Year is the greater of zero or the result of (a) minus (b) where

(a) is the APB Rider Face Amount for that Policy Year. The APB Rider Face Amount is shown in Section 1 of this Policy, and

(b) is the excess, if any, of the Death Benefit as described in the Death Benefit section of this Policy exclusive of any benefits provided by riders over

1.   the Specified Face Amount if this Policy's Death Benefit Option is Option
     A, or
2. the Specified Face Amount plus the Account Value if this Policy's Death Benefit Option is Option B.

Subject to Our approval, and not more than once each Policy Year, You may change the APB Rider Face Amount by written request to Our Service Center. We must have satisfactory evidence of the Insured's insurability before an increase can take effect. Unless You specify otherwise, a requested increase in this Policy's Total Face Amount shown in Section 1 of this Policy will consist only of an increase in the APB Rider Face Amount.

A decrease in the APB Rider Face Amount may not decrease this Policy's Total Face Amount shown in Section 1 of this Policy to an amount less than the Minimum Total Face Amount shown in Section 1 of this Policy. A decrease will be applied to the original APB Rider Face Amount and to each increase in APB Rider Face Amount in the following order:

1.    first, the most recent increase,
2.    second, the next most recent increases successively, and
3.    finally, the original APB Rider Face Amount.

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Termination.  This rider will terminate on the earliest of the following dates:

a.    receipt of Your written request for termination,
b.    lapse of this Policy because of Insufficient Value,
c.    termination of this Policy.




                                   Donald A. Stewart, President
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2a.  TABLE OF GUARANTEED MAXIMUM MONTHLY RIDER COST OF INSURANCE RATES
                PER $1,000 OF NET AMOUNT AT RISK

                  MONTHLY RATES                     MONTHLY RATES

           UNISEX                             UNISEX
   AGE    OR MALES       FEMALES       AGE   OR MALES       FEMALES

     20   0.19796        0.10939        60   1.67781        0.98743
     21   0.19900        0.11147        61   1.83043        1.05632
     22   0.19691        0.11355        62   2.00296        1.14297
     23   0.19379        0.11564        63   2.19857        1.25365
     24   0.18962        0.11876        64   2.41624        1.38212
     25   0.18441        0.12085        65   2.65495        1.52210
     26   0.18024        0.12397        66   2.90948        1.66945
     27   0.17816        0.12710        67   3.18092        1.81893
     28   0.17711        0.13127        68   3.46929        1.96636
     29   0.17816        0.13544        69   3.78196        2.12534
     30   0.18024        0.14064        70   4.13263        2.30844
     31   0.18545        0.14585        71   4.53085        2.53034
     32   0.19066        0.15106        72   4.98830        2.80681
     33   0.19900        0.15627        73   5.51357        3.14633
     34   0.20838        0.16461        74   6.09842        3.54691
     35   0.21984        0.17190        75   6.73147        3.99926
     36   0.23339        0.18337        76   7.40125        4.49617
     37   0.25006        0.19691        77   8.09839        5.02933
     38   0.26882        0.21255        78   8.81664        5.59888
     39   0.29071        0.23130        79   9.57519        6.22075
     40   0.31468        0.25215        80   10.40294       6.92154
     41   0.34283        0.27508        81   11.32260       7.72590
     42   0.37097        0.29905        82   12.36456       8.65764
     43   0.40329        0.32198        83   13.54133       9.73235
     44   0.43665        0.34595        84   14.82597       10.93175
     45   0.47418        0.37097        85   16.19024       12.24180
     46   0.51276        0.39599        86   17.60564       13.65156
     47   0.55447        0.42205        87   19.05960       15.15542
     48   0.59827        0.45125        88   20.54593       16.75313
     49   0.64729        0.48252        89   22.06924       18.45310
     50   0.69945        0.51693        90   23.64732       20.27260
     51   0.76100        0.55343        91   25.31021       22.24120
     52   0.82985        0.59410        92   27.11696       24.41632
     53   0.90812        0.64104        93   29.17166       26.90381
     54   0.99683        0.68902        94   31.80318       29.96667
     55   1.09182        0.73909        95   35.59424       34.18409
     56   1.19518        0.78916        96   41.72884       40.73389
     57   1.30274        0.83716        97   52.65466       52.05134
     58   1.41763        0.88307        98   73.58293       73.32726
     59   1.54091        0.93212        99   83.33333       83.33333


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